Exhibit 99.1

Kearny Financial Corp. Announces Extension of MSB Financial Corp. Election Deadline

FAIRFIELD, N.J. and MILLINGTON, N.J., May 20, 2020 – Kearny Financial Corp. (Nasdaq: KRNY), the holding company for Kearny Bank, (“Kearny”), and MSB Financial Corp. (Nasdaq: MSBF), the holding company for Millington Bank, (“Millington”), announced today that the parties to the merger agreement have mutually agreed to extend the deadline by which shareholders of MSBF must properly submit election materials (the “Election Deadline”) to Computershare Trust Company, N.A., the exchange agent for the merger (the “Exchange Agent”). Due to delays in distribution, the Election Deadline, which originally was 5:00 p.m., Eastern Time, on May 28, 2020, has been extended to 5:00 p.m., Eastern Time, on June 15, 2020 (the “New Election Deadline”).

On December 18, 2019, KRNY and MSBF entered into a definitive agreement pursuant to which KRNY will acquire MSBF. Under the terms of merger, each outstanding share of MSBF common stock will be exchanged for 1.3 shares of KRNY common stock or $18.00 in cash. MSBF stockholders may elect cash or stock, or a combination thereof, subject to proration to ensure that, in the aggregate, 10% of MSBF shares will be converted into cash and 90% of MSBF shares will be converted into KRNY stock. MSBF shareholders may contact the Information Agent, Georgeson, at (888) 206-5896 (toll-free) with any questions on the election process.

About Kearny Financial Corp.

Kearny Financial Corp. is the parent company of Kearny Bank, a state chartered savings bank headquartered in Fairfield, New Jersey. Kearny Bank currently operates 46 full service branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.

About MSB Financial Corp.

MSB Financial Corp. is the holding company for Millington Bank, a state chartered savings bank headquartered in Millington, New Jersey. Millington Bank is a metropolitan, community-focused bank serving residents and businesses in its market area through four full-service branch offices located in northern New Jersey.

Additional Information

This communication refers to the proposed merger between KRNY and MSBF. This material is not a solicitation of any vote or approval of stockholders of MSBF and is not a substitute for the proxy statement/prospectus or any other documents MSBF may send to its shareholders in connection with the proposed merger. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Investors and stockholders are urged to carefully review and consider each of KRNY’s and MSBF’s public filings with the SEC, including, but not limited to, their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. The documents filed by KRNY with the Securities and Exchange Commission (the “SEC”) may be obtained at the SEC’s Internet site (www.sec.gov). You will also be able to obtain these documents, free of charge, from KRNY at www.kearnybank.com under the tab “About” under “Investor Relations” or by requesting them in writing to Kearny Financial Corp., 120 Passaic Avenue, Fairfield, New Jersey 07004, Attention: Gail Corrigan, or from MSBF at www.millingtonbank.com under the tab “About Us” under “Investor Relations” or by requesting them in writing to MSB Financial Corp., 1902 Long Hill Rd, Millington, NJ 07946 Attention: Nancy Schmitz.

In connection with the proposed merger, KRNY has filed with the SEC a registration statement on Form S-4 that includes a proxy statement of MSBF and a prospectus of KRNY, as well as other relevant documents concerning the proposed merger. Investors and stockholders are urged to carefully read the entire registration statement and proxy statement regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Copies of the registration statement and proxy statement/prospectus and the filings that will be incorporated by reference therein, as well as other filings containing information about KRNY and MSBF, when they become available, may be obtained at the SEC’s Internet site (www.sec.gov). Free copies of these documents may be obtained as described in the preceding paragraph. MSBF and KRNY and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of KRNY and MSBF in connection with the proposed merger. Information about the directors and executive officers of KRNY is set forth in the proxy statement for the KRNY 2019 annual meeting of stockholders, as filed with the SEC on Schedule 14A on September 13, 2019. Information about the directors and executive officers of MSBF is set forth in the proxy statement/prospectus for the MSBF special meeting of stockholders, as filed with the SEC on April 22, 2020. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction and a description of their direct and indirect interests, by security holdings or otherwise, may be obtained by reading the proxy statement/prospectus and other relevant documents regarding the proposed merger to be filed with the SEC when they become available. Free copies of these documents may be obtained as described above.

For further information, contact:

Kearny Financial Corp.

Craig L. Montanaro, President, Chief Executive Officer, and Director

(973) 244-4500

MSB Financial Corp.

Michael A. Shriner, President and Chief Executive Officer

(908) 647-4000